CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 16, 2016, relating to the financial statements and financial highlights which appear in the October 31, 2016 Annual Report to Shareholders of Schwab Fundamental Emerging Markets Large Company Index Fund, Schwab Fundamental International Large Company Index Fund, Schwab Fundamental International Small Company Index Fund, Schwab Fundamental US Large Company Index Fund and Schwab Fundamental US Small Company Index Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm,” and “Portfolio Holdings Disclosure” in such Registration Statement.

San Francisco, California

April 28, 2017